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                                                                     EXHIBIT 3.2


                                FIRST AMENDMENT

                                      to

                         CERTIFICATE OF INCORPORATION

                                      of

                         OMEGA ACQUISITION CORPORATION


          This First Amendment to Certificate of Incorporation of Omega Acquisition Corporation, a Delaware corporation (the "Corporation"), has been duly adopted, approved and prepared for filing in the State of Delaware in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


          FIRST: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 31, 1996.


          SECOND: Article ELEVENTH of said Certificate of Incorporation is hereby amended as follows:

          1. Article ELEVENTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:


          ELEVENTH.  1.  The Corporation shall indemnify its directors and
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officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification conferred in this Article
ELEVENTH shall include the right to be paid by this Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
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2.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article ELEVENTH to directors and officers of the Corporation.


3. The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.


4. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.


    IN WITNESS WHEREOF, the undersigned has executed this amendment as of the 25th day of February, 1997.



                                 By: /s/ D.A. McKay
                                    ----------------------------------

                                    Name:  D.A. McKay
                                    Title: President